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                                                                    EXHIBIT 4.12

                           MOBILITY ELECTRONICS, INC.
                            (A Delaware corporation)

         FORM OF SERIES C PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT



     MOBILITY ELECTRONICS, INC., a Delaware corporation (the "Company"), whose address is 5528 Eubank Boulevard N.E., Suite 3, Albuquerque, New Mexico 87111, hereby agrees with the undersigned Purchaser as follows:

1. TRANSACTION

     The Company, by due action of its Board of Directors, has authorized the offer and sale to you under this Series C Preferred Stock and Warrants Purchase Agreement ("Agreement" or "Purchase Agreement") and to other purchasers under similar or different Series C Preferred Stock and Warrant Purchase Agreements ("Other Purchasers") of up to $5 million of shares of Series C Preferred Stock, par value $0.01 per share, of the Company (the "Series C Stock"), at a price of $6.00 per share. A copy of the Certificate of the Designations, Preferences, Rights and Limitations of Series C Stock is attached hereto as Exhibit A. For each share of Series C Stock purchased, you will receive, at no additional cost, a warrant to purchase two (2) shares of the common stock, par value $ .01 per share, of the Company (the "Common Stock"), the form of which is attached hereto as Exhibit B (the "Warrant"). The Series C Stock and Warrant are sometimes collectively referred to herein as the "Securities". The minimum subscription amount is $25,000 per investor, unless agreed to by the Company. The Company may pay commissions to brokers, if any, involved in this offering of Securities.


2. PURCHASE AND SALE

     2.1 The Securities. Subject to all of the terms and conditions of this Agreement, the Company will issue and sell to you (sometimes referred to as "Holder") the number of shares of Series C Stock shown on the signature page hereof (in which event you will also be deemed to have purchased the Warrant for the applicable number of shares of Common Stock as provided above for no additional consideration) and you will purchase the same from the Company; provided that all other terms and conditions set forth in this Purchase Agreement are satisfied.

     2.2 Closing. The purchase by and sale and delivery to you of the Securities (the "Closing") shall take place at the executive offices of the Company as set forth above at such date and time as determined by the Company (such date being hereinafter called the "Closing Date"). At the Closing, the Company shall deliver to you: (i) a certificate representing the number of shares of Series C Stock to be issued to you which was accepted by the Company; (ii) a Warrant on the terms provided for in Section 1 above; and (iii) such other items as are required to be delivered to it pursuant to this Purchase Agreement. The Securities are being offered by the Company subject to the right of the Company to reject, at its discretion, any subscription, in whole or in part, for any reason, and to accept subscriptions notwithstanding the order in which they are received. Any portion of a subscription not accepted by the Company shall be promptly returned to you, without interest or deduction.


3. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE COMPANY

     As an inducement to you to enter into this Agreement, the Company represents, warrants and agrees that:

     3.1 Corporate Power. The Company has all required corporate power and authority to own its own properties and to carry on its business as presently conducted. The Company has all required power and authority to execute and deliver this Agreement, to issue and sell the Securities, and to carry out the transactions contemplated by this Agreement.

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     3.2 Authority for Agreement. This Agreement has been duly authorized by all necessary action of the Company and, when executed and delivered by the Company, will be a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally or by general principles of equity, and except that the indemnification provisions of the Agreement may be held to be violative of public policy under either federal or state laws in the context of the offer or sale of securities.

     3.3 Validity of Stock. The shares of Series C Stock to be issued to your hereunder have been duly authorized and when issued, will be legally and validly issued shares of Series C Stock. The shares of Common Stock issuable upon exercise of the Series C Stock and the Warrant will, when issued in accordance with the terms of the Series C Stock and Warrant, respectively, be duly authorized, legally and validly issued shares of Common Stock.

     3.4 No Conflicting Rights. The holders of the outstanding capital stock of the Company are not entitled to pre-emptive or other rights to subscribe for the Securities.


4. REPRESENTATIONS, WARRANTIES AND AGREEMENTS BY YOU

     You hereby represent, warrant and agree that:

     4.1 Authority. You have full power and authority to enter into this Agreement and it constitutes your legal, valid and binding obligation, enforceable in accordance with its terms.

     4.2 Purchase For Own Account. You are acquiring the Securities for your own account, for investment purposes and not for resale or with a view to any distribution, or in connection with any distribution thereof you are able to (i) bear the economic risk of your investment in the Securities, (ii) hold the Securities for an indefinite period of time, and (iii) afford a complete loss of your investment.

     4.3 Investment Experience. You have the requisite knowledge and experience in financial and business matters, including investments of this type, to be capable of evaluating the merits and risks of an investment in the Securities and of making an informed investment decision with respect thereto.

     4.4 Receipt Of Information. You have received from the Company all of the information concerning the Company which you consider to be material in making your investment decision, which information has been requested by you if not already furnished by the Company. You have had full access to the books and records of the Company and to its officers, directors and accountants for the purpose of obtaining and verifying such information and you have had an opportunity to ask questions and receive answers from the officers of the Company regarding the terms and conditions of this transaction and the Company's business and financial condition. No representations or warranties, oral or otherwise, have been made to you, including without limitation, any representations concerning the future prospects of the Company, by the Company or any agent, employee or affiliate of the Company, and in entering into this action you are not relying upon any information other than the results of your own independent investigation. You have obtained sufficient information to evaluate the merits and risks of your investment and to make an informed investment decision.

     4.5 Restricted Securities. You understand and acknowledge that the Securities (including underlying shares of Common Stock) you are purchasing hereunder are "restricted securities" under United States federal and state securities laws insofar as they have not been registered under the Securities Act of 1933, as amended (the "Act"), or the securities laws of any other jurisdiction, that they may not be resold or transferred without compliance with the registration or qualification provisions of the Act or applicable federal and state securities laws of any state or other jurisdiction or an opinion of counsel acceptable to the Company that an exemption from such registration and qualification requirements is available.

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     4.6 Limitations on Disposition. Without in any way limiting the representations set forth above, you further agree not to make any disposition of all or any portion of the Securities (including underlying shares of Common Stock) unless and until: (i) there is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or (ii) you shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition and you have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such securities under the Act and applicable securities laws of any state or other jurisdiction.

     4.7 Illiquid Investments. Your overall commitment to investments which are not readily marketable is not disproportionate to your net worth and your investment in the Securities will not cause such overall commitment to become excessive. You have adequate means of providing for your current needs and personal contingencies.

     4.8 Accredited Investor. You are an "Accredited Investor" as that term is defined in Section 501(a) of Regulation D promulgated under the Act ("Regulation D").

     4.9 Company Reliance. You understand, acknowledge and agree that the Company, in entering into and performing under this Agreement, is relying on the accuracy of the responses by you in this Agreement, which responses you warrant to be true, complete and correct.


5. CONDITIONS TO YOUR OBLIGATIONS

     Your obligations to purchase the Securities under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:

     5.1 Representations and Warranties. The representations and warranties of the Company contained in Section 3 above shall be true on and as of the Closing with the same effect as though made on and as of the date thereof.

     5.2 Company Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement, which performance or compliance are required of it on or before the Closing.


6. CONDITIONS TO THE COMPANY'S OBLIGATIONS

     The obligations of the Company to sell and issue the Securities to you are subject to the fulfillment on or before the Closing of each of the following conditions by you:

     6.1 Representations and Warranties. Your representations and warranties contained in Section 4 above shall be true on and as of the Closing with the same effect as though made on and as of the date thereof.

     6.2 Payment. You shall have delivered to the company an executed copy of this Agreement, together with the payment of the subscription price for the Securities being purchased by you.

     6.3 Blue Sky Qualification. The Company shall have received any permits or authorization from any state securities law authority which may be necessary to qualify the offer and sale of the Securities to you.

7. REGISTRATION RIGHTS

     The Company hereby grants to Holder the registration rights set forth in Appendix I attached hereto, subject to the remainder of this Agreement. Appendix I is incorporated into, and made a part of, this Agreement.

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8. FURTHER AGREEMENTS

     You agree that:

     8.1 No Transfer or Assignment. You will not transfer or assign this Agreement or any of your interest herein except as provided in Section 4.6 above.

     8.2 Successors and Assigns. You may not cancel or revoke this Agreement and this Agreement shall be binding upon your successors and assigns, except as provided by certain state laws.

     8.3 Indemnification. You shall indemnify, hold harmless and defend the Company and its affiliates and agents with respect to any and all loss, damage, expense, claim, action or liability any of them may incur as a result of the breach or untruth of any representations or warranties made by you herein, and you agree that in the event of any breach or untruth of any representations or warrants made by you herein, the Company may, at its option, forthwith rescind the sale of the Securities to you, in addition to any other rights or remedies which the Company may have.

     8.4 Legend. A legend in substantially the following form will be placed on all documents or certificates evidencing the Securities and the shares of Common Stock underlying the Series C Stock and Warrant:

     "THE SECURITIES EVIDENCED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION AND SUCH SECURITIES MAY NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT, AND APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

     8.5 Investment Protection. In the event that the Company undertakes a private placement of securities on or prior to June 30, 2000, (excluding any refinancing of the Company's senior debt or any debt offering to a financial institution or institutional investor (including warrants), unless other non-institutional investors participate therein), Holder will have a ten (10) day period following notice of such offering from the Company to exchange the securities Holder received in this offering (including any underlying shares of Common Stock) for the same type of securities issued in the subsequent offering, and in the aggregate dollar amount of Holder's investment

9. GENERAL AND MISCELLANEOUS

     9.1 Survival. The warranties, representations and covenants of the parties contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing.

     9.2 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations, guarantees or covenants except as specifically set forth in this Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     9.3 Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of Delaware without regard to conflicts of law.

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     9.4 Notices . All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the tenth day after the date of mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows: if to the purchaser, at his address as shown in the Company records; and if to the Company, at its principal office. Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

     9.5 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     9.6 Acceptance. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of completed Purchase Agreements will be determined by the Company, which determination will be final and binding. The Company reserves the absolute right to reject any Purchase Agreement, in its sole and absolute discretion. The Company also reserves the right to waive any irregularities in, or conditions of, the submission of any Purchase Agreements, and the Company's interpretation of the terms and conditions for the purchase of Securities (including these instructions) shall be final and binding. The Company shall be under no duty to give any notification of irregularities in connection with any attempted subscription for Securities or incur any liability for failure to give such notification. Until such irregularities have been cured or waived, no subscription for Securities shall be deemed to have been made. Any Purchase Agreement that is not properly completed and as to which defects have not been cured or waived will be returned by the Company to the subscriber as soon as practicable.

     9.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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                     PURCHASE AGREEMENT GENERAL INSTRUCTIONS

GENERAL INSTRUCTIONS

     This Purchase Agreement contains all documents necessary to subscribe for Securities. You may subscribe for Securities by completing the Purchase Agreement in the following manner:

1. On line (a) of the signature page state the number of shares of Series C Stock you wish to purchase (at a price of $6.00 per share), and the aggregate purchase price for such shares.

2. Sign and state your address, telephone number and social security or other taxpayer identification number on the lines provided on the signature page to the Purchase Agreement and deliver the completed Purchase Agreement to the Company with payment of the entire purchase price of the Securities subscribed for in the following manner:

          A wire transfer or check payable to the order of the Company:

          Wire transfer instructions are as follows:

                    United Missouri Bank of Kansas City, N.A.
                    10th & Grand
                    Kansas City, Missouri 64105
                    ABA # 1010-0069-5
                    Zurich Yieldwise
                    Bank Account # 9870838818
                    To the benefit of
                    Electronics Accessory Specialists
                    Account # 80-89754385-1

          Checks should be sent overnight to:


                    Mr. Charles R. Mollo
                    Mobility Electronics, Inc.
                    5528 Eubank Blvd., N.E., Suite 3
                    Albuquerque, New Mexico 87111

     Following receipt of your completed subscription documents and check, the Company will accept or reject your subscription, in its sole discretion. If your subscription is rejected, your funds will be returned to you promptly, without any interest paid thereon. The Company may reject a subscription for any reason in its sole discretion.

3.   Send all documents to:

                    Mr. Charles R. Mollo
                    Mobility Electronics, Inc.
                    5528 Eubank Blvd., N.E., Suite 3
                    Albuquerque, New Mexico 87111

THE COMPLETED SUBSCRIPTION AGREEMENT SHOULD BE RETURNED IN ITS ENTIRETY TO THE COMPANY AT THE ADDRESS DESIGNATED ABOVE.



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                      SUBSCRIPTION AGREEMENT SIGNATURE PAGE

PLEASE PRINT OR TYPE.  USE INK ONLY.  (ALL PARTIES MUST SIGN)

     The undersigned investor hereby certifies that he or she (i) agrees to all the terms and conditions of this Purchase Agreement, (ii) meets the suitability standards set forth in this Purchase Agreement and (iii) is a resident of the state or foreign jurisdiction indicated below.

     (a) THE UNDERSIGNED IRREVOCABLY SUBSCRIBES FOR ____________ SHARES OF SERIES C STOCK, AT A PURCHASE PRICE OF $6.00 PER SHARE ($______________________ IN THE AGGREGATE).



--------------------------------------------
Name of Subscriber (Print)                     if other than individual check
                                               one and indicate capacity of
                                               signatory under the signature:

                                               [ ] Trust
--------------------------------------------
Name of Joint Subscriber (if any) (Print)      [ ] Estate

                                               [ ] Uniform Gifts to Minors
                                                   Act of State of

X                                              [ ] Attorney-in-fact
--------------------------------------------
Signature of Subscriber                        [ ] Corporation

                                               [ ] Other
X
--------------------------------------------
Signature of Joint Subscriber (if any)         If Joint Ownership, check one:

                                               [ ] Joint Tenants with Right
                                                   of Survivorship
--------------------------------------------
Capacity of Signatory (if applicable)          [ ] Tenants in Common

                                               [ ] Tenants by the Entirety

                                               [ ] Community Property
--------------------------------------------
Social Security or Taxpayer
Identification Number
                                               Backup Withholding Statement:
                                               Please check this box only if
--------------------------------------------   the investor is subject to:
Residence Address                              [ ] backup withholding.

                                               Foreign Person:
--------------------------------------------
City             State           Zip Code      [ ] nonresident alien, foreign
                                                   corporation, foreign
                                                   partnership, foreign trust or
                                                   foreign estate
Telephone (   )___________________

The investor agrees to the terms of this Purchase Agreement and, as required by the Regulations pursuant to the Internal Revenue Code, certifies under penalty of perjury that (1) the Social Security Number or Taxpayer Identification Number and address provided above is correct, (2) the investor is not subject to backup withholding (unless the Backup Withholding Statement box is checked) either because he has not been notified that he is subject to backup withholding as a result of a failure to report all interest or dividends or because the Internal Revenue Service has notified him that he is no longer subject to backup withholding and (3) the investor (unless the Foreign Person box above is checked) is not a nonresident alien, foreign partnership, foreign trust or foreign estate.



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     THE SUBSCRIPTION FOR __________________ SHARES OF SERIES C STOCK AT A PRICE
OF $6.00 PER SHARE ($____________________ IN THE AGGREGATE) OF MOBILITY ELECTRONICS, INC. BY THE ABOVE NAMED SUBSCRIBER(S) IS ACCEPTED AS OF THE _________ DAY OF _________________, 1999.


                                    MOBILITY ELECTRONICS, INC.


                                    By:
                                       -----------------------------------------
                                       Charles R. Mollo, Chief Executive Officer


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                                   Appendix I
                               Registration Rights

1.   Registration Rights.  The Company covenants and agrees with you as follows:

     1.1 Definitions. For purposes of this Appendix I:

          (a) The term "Holder" means any person owning or having the right to acquire Registerable Securities or any assignee thereof in accordance with
     Section 1.11 hereof.

          (b) The term "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

          (c) The term "Public Company" means a corporation which has a class of equity securities registered pursuant to Section 12 of the 1934 Act, or which is required to file periodic reports pursuant to Section 15(d) of the 1934 Act.

          (d) The term "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

          (e) The term "Registerable Securities" means (i) the shares of Common Stock issued or issuable upon the exercise of the Series C Stock and the Warrants and (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i) above, excluding in all cases, however, any Registerable Securities (I) sold by a person in a transaction in which his rights under this Section 1 are not assigned (II) registered under the Act, the registration statement in connection therewith has been declared effective, and such shares have been disposed by such holder pursuant to such registration statement; provided, however, that in either case of (i) or (ii) above, any such securities shall cease to be Registerable Securities if the registration rights granted hereunder are not transferred in accordance with the provisions of Section 1.11 below.

          (f) The number of shares of "Registerable Securities then outstanding" shall be determined by the number of shares of Common Stock issued or issuable upon exercise of the Series C Stock and Warrants which are Registerable Securities.

          (g) The term "SEC" shall mean the Securities and Exchange Commission.

          (h) All other capitalized terms used herein which are not defined herein shall have the meaning given elsewhere in this Agreement.

     1.2 Demand Registration.

          (a) From and after January 1, 2001, the Holders of at least 66 2/3% of the then outstanding Registerable Securities may notify the Company in writing that such Holders desire for the Company to cause all or a portion of such notifying Holders' Registerable Securities to be registered for sale to the public under the Act. Upon receipt of such written request, the Company will promptly notify in writing all other Holders of Registerable Securities of such request, which Holders shall within twenty days following such notice from the Company, notify the Company in writing whether such persons desire to have Registerable Securities held by them included in such offering. The Company will, promptly following the expiration of such twenty day period, prepare and file subject to the provisions of this Section 1, and use its best efforts to prosecute to effectiveness, an appropriate filing with the SEC of a registration statement covering such Registerable Securities and the proposed sale or distribution thereof under the Act.

                                      A-1

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          (b) Notwithstanding anything in this Section 1.2 to the contrary, the
     Company shall not be obligated to prepare or file any registration statement pursuant to this Section 1.2 or to prepare or file any amendment or supplement thereto, at any time when the Company, in the good faith judgment of its Board of Directors, reasonably believes that the filing thereof at the time requested, or the offering of securities pursuant thereto, (i) would materially adversely affect a pending or proposed public offering of the Company's securities, or an acquisition, merger, recapitalization, consolidation, reorganization or similar transaction, negotiations, discussions or pending proposals with respect thereto or (ii) would materially adversely affect the business or prospects of the Company in view of the disclosures that may be required thereby of information about the business, assets, liabilities or operations of the Company not theretofore disclosed; provided, however, that the filing of a registration statement, or any supplement or amendment thereto, by the Company may be deferred pursuant to this Section 1.2 for no longer than 180 days (but only once in every twelve month period) after the delivery of such demand notice.

          (c) Notwithstanding anything in this Section 1.2 to the contrary: (i) the Company shall not be required to effect the registration of the Registerable Securities pursuant to this Section 1.2 more than one time; and (ii) the Company shall not be required to effect any such registration unless at least $5 million of Registerable Securities are to be sold in such registration (with such amount being determined based on the market price of the Common Stock on the date of the initiating Holder(s) request). If any registration pursuant to this Section 1.2 is in the form of an underwritten offering, the Company will select and obtain the investment banker or investment bankers and manager or managers that will administer the offering, which investment bankers must offer terms which are reasonably competitive in the marketplace for similar size companies and similar offerings. The Company shall (together with all Holders proposing to distribute Registerable Securities through such underwriting) enter into an underwriting agreement, containing usual and customary terms, with the managing underwriter selected for such underwriting. If any holder of Registerable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company and the managing underwriter. The Registerable Securities so withdrawn shall also be withdrawn from registration.

          (d) If any registration statement under this Section 1.2 is not declared effective (except for the reasons specified in Section 1.9 below and except as a result of Holders withdrawing Registerable Securities), then the holders of Registerable Securities may request an additional registration under this Section 1.2.

          (e) No registrations effected under this Section 1.2 shall relieve the Company of its obligations to effect any registrations under, and pursuant to the terms of, Sections 1.3 and 1.4 hereof.

     1.3 S-3 Registrations.

          (a) Once the Company is eligible to effect a registration of its securities under Form S-3 (or successor form), the Holders will have the right to request and have effected (but only one registration per twelve month period) registrations of Registerable Securities on Form S-3 as long as the aggregate proposed offering price is not less $3 million for any such registration. Upon written request of Holders holding at least $3 million of Registerable Securities, the Company will promptly notify in writing all other Holders of Registerable Securities of such request, which Holders shall within twenty days following such notice from the Company, notify the Company in writing whether such persons desire to have Registerable Securities held by them included in such offering. Following the expiration of such twenty day period, the Company will use all reasonable efforts to cause the registration of all Registerable Securities proposed to be included in the offering on Form S-3 or such successor form to the extent so requested. Notwithstanding the above, the Company shall not be required under this Section 1.3 to include any of the Holders' Registerable Securities in any offering on Form S-3 which involves an underwriting unless such Holders accept the terms of such underwriting as agreed upon between the Company and the underwriters selected by it.

          (b) Notwithstanding anything in this Section 1.3 to the contrary, the Company shall not be obligated to prepare or file any registration statement pursuant to this Section 1.3 or to prepare or file any amendment or supplement thereto, at any time when the Company, in the good faith judgment of its Board of Directors, reasonably believes that the filing thereof at the time requested, or the offering of securities pursuant thereto, (i) would materially adversely affect a pending or proposed public offering of the Company's securities, or an acquisition, merger, recapitalization, consolidation, reorganization or similar transaction, negotiations, discussions or pending proposals with respect thereto or (ii) would materially adversely affect the business or prospects of the Company in view of the disclosures that may be required thereby of information about the business, assets, liabilities or operations of the Company not theretofore disclosed; provided, however, that the filing of a registration statement, or any supplement or amendment thereto, by the Company may be deferred pursuant to this Section 1.3 for no longer than 180 days (but only once in every twelve month period) after the delivery of such demand notice.

     1.4 Piggyback Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its Common Stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than an initial public offering, registration relating solely to the sale of securities to participants in a Company stock option, stock purchase or similar employee benefit plan, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registerable Securities (including Form S-4 or any form substitution thereof) or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered or a SEC Rule 145 transaction), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty days after mailing of such notice by the Company, the Company shall, subject to the provisions of Section 1.8, use all reasonable efforts to cause to be registered under the Act and any applicable state securities laws all of the Registerable Securities that each such Holder has requested to be registered.

     1.5 Obligations of the Company. Whenever under this Section 1 the Company effects the registration of any Registerable Securities, the Company shall, as expeditiously as reasonably possible:

          (a) Prepare and file with the SEC on any appropriate form a registration statement with respect to the Registerable Securities proposed to be registered and use its best efforts to cause such registration statement to become effective;

          (b) Unless such registration is a firm commitment underwriting, prepare and file with the SEC such amendments (including post-effective amendments) and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Act with respect to the disposition of all Registerable Securities and other securities covered by such registration statement for a period of 180 days.

          (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registerable Securities owned by them.

          (d) Use its best efforts to register or qualify all Registerable Securities and other securities covered by such registration statement under such other securities or "blue sky" laws of such jurisdictions as the underwriter or such sellers (not to exceed ten jurisdictions) shall reasonably request and do any and all other acts and things as may be reasonably necessary to consummate the disposition in such jurisdictions of the Registerable Securities covered by such registration statement, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, or to subject itself to taxation in respect of doing business in any such jurisdiction, or to consent to general service of process in any such jurisdiction.

          (e) Immediately notify each seller of Registerable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing or if its is necessary, in the

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

     opinion of counsel to the Company, to amend or supplement such prospectus to comply with law, and at the request of any such seller prepare and to such seller a reasonable number of copies of a supplement to or any amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registerable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and shall otherwise comply in all material respects with law and so that such prospectus, as amended or supplemented, will comply with law.

          (f) Otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, any make available to its securityholders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, beginning with the first month of the first fiscal quarter after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11 (a) of the Act.

          (g) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

          (h) Notify each Holder of Registerable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

          (i) Cause all such Registerable Securities registered pursuant hereunder to be listed on each securities exchange or automated trading system on which similar securities issued by the Company are then listed.

          (j) Provide a transfer agent and registrar for all Registerable Securities registered pursuant hereunder and a CUSIP number for all such Registerable Securities, in each case not later than the effective date of such registration.

     1.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registerable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registerable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registerable Securities.

     1.7 Expenses of Registration. All expenses incurred in connection with registrations, filings or qualifications pursuant to this Section 1, in connection with one demand registration, all piggyback registrations and all S-3 registrations including, without limitation, all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company (but excluding underwriter's commissions and fees and any fees of others employed by a selling Holder) shall be borne by the Company.

     1.8 Underwriting Requirements; Cut-backs.

          (a) In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required to include any Holders' Registerable Securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not materially jeopardize or in any way reduce the success of the offering by the Company.

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

          (b) The Company has previously granted "piggyback" registration rights to certain of its securityholders (the "Other Holders"). Notwithstanding any thing in this Section 1 to the contrary, in the event of any request for registration hereunder, the Company shall provide each Other Holder the notice required with respect to their registration rights and will allow such Other Holders to participate in any such registration to the extent of such registration rights; it being acknowledged and agreed that if the total amount of securities, including Registerable Securities, requested by security holders to be included in such offering exceeds the amount of securities that the underwriters determine in their sole discretion is compatible with the success of the offering (excluding any securities to be offered by the Company), then the Company shall be required to include in the offering only that number of such securities, including Registerable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling security holders (including Holders) according to the total amount of securities entitled to be included therein owned by each selling shareholder (including Holders) or in such other proportions as shall mutually be agreed to by such selling shareholders (including Holders)).

     1.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

     1.10 Indemnification. In the event any Registerable Securities are included in a registration statement under this Section 1:

          (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act against any losses, claims, damages, or liabilities, joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the, the 1934 Act or any state securities law; and, subject to subsection 1.10 (c) below, the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be reasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

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

          (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, and any agent of the Company, against any losses, claims, damages, or liabilities joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be reasonably withheld; provided, that, in no event shall any indemnity under this subsection 1.10(b) exceed the gross proceeds from the offering received by such Holder.

          (c) Promptly after receipt by an indemnified party under this Section
     1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party receiving similar notice, to assume the defense thereof with counsel reasonably satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified party which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding; otherwise, the indemnified party shall be responsible for the fees and expenses of its counsel. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10.

          (d) Except as provided in the last sentence of subsection 1.10(c) above, if the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party.

          (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

          (f) The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registerable Securities pursuant to a registration statement under this Section 1.

     1.11 Assignment of Registration Rights. The registration rights of the Holders under this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities who

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

purchases from such Holder at least 10,000 shares of Registerable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), provided: (a) the Company is promptly after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such piggyback registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of
Section 1. 12 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

     1.12 Lock-up Agreement. Each Holder hereby agrees that if requested by the Company or the underwriters in any underwritten offering, such Holder shall not, for the period of 180 days after the effective date of an underwritten public offering of shares of Common Stock, without the prior written approval of the Company or such underwriters (as the case may be), directly or indirectly, sell, offer to sell, contract to sell (including without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of any shares of Common Stock underlying the Warrants legally or beneficially owned by such Holder; provided, however, in the event of an initial public offering of Common Stock, no request shall be necessary, with the consent of such Holder to the above provisions in this Section 1.12 being hereby granted and accepted, provided that if the managing underwriter in such initial public offering requests that Holder execute and deliver a lock-up letter, Holder agrees to do so, which lock-up letter shall be in such managing underwriter's customary form. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registerable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

     1.13 Termination of Registration Rights. Notwithstanding anything in this
Section 1 to the contrary, no Holder shall be entitled to exercise any right provided for in this Section 1: (i) at any time more than four (4) years following the date after the Company becomes a Public Company or (ii) at such time as such Holder is able to sell all of such Holder's Registerable Securities in a single three-month period in compliance with Rule 144.

     1.14 Amendments and Waivers. Any term or provision of the registration rights stated in this Section 1 may be amended and the observance of any term of such rights may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of at a majority of the Registerable Securities then outstanding. Any amendment or waiver effected in accordance with this Section
1.14 shall be binding upon each holder of any Registerable Securities then outstanding, each future holder of any Registerable Securities, and the Company.




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